UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 15, 2021

Solid Biosciences Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38360	90-0943402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

141 Portland Street, Fifth Floor

Cambridge, MA 02139

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 337-4680

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock $0.001 par value per share	SLDB	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

On June 15, 2021, Solid Biosciences Inc. (the “Company”) entered into a lease (the “Lease”) with Hood Park LLC (the “Landlord”), pursuant to which the Company will lease approximately 49,869 square feet of office, laboratory, research and development and manufacturing space located at 500 Rutherford Avenue, Charlestown, Massachusetts 02129 (the “Premises”). Under the terms of the Lease, the Company also has a right of first offer to lease an additional 14,034 rentable square feet as it becomes available, subject to certain limitations. The Company and the Landlord are each obligated to undertake certain improvements to the Premises prior to the commencement of the Lease. The Landlord is required to use good faith and commercially reasonable efforts to deliver the Premises to Solid by September 3, 2021. The Company will make certain improvements to the Premises prior to commencement of the Lease, which will be partially paid for with the tenant improvement allowance discussed below.

The term of the Lease commences on the later of (i) the date the Landlord delivers the Premises to the Company with the Premises or (ii) the earlier of (a) the date the Company’s work on the Premises is substantially completed, (b) the date the Company commences business operations in the Premises, or (c) the one hundred twentieth (120th) day following the Landlord’s satisfaction of item (i) above (the “Lease Commencement Date”). The Lease Commencement Date is anticipated to be January 3, 2022. The date on which the Company will become responsible for paying rent under the Lease (the “Rent Commencement Date”) will be 61 days following the Lease Commencement Date.

The initial term of the Lease will be for a ten-year period commencing on the Commencement Date, unless earlier terminated. The Lease also provides the Company with an option to extend the Lease for an additional five-year term. The Company’s annual base rent for the Premises will start at approximately $3.7 million commencing on the Rent Commencement Date and will increase on each anniversary of the Rent Commencement Date by approximately 3.0% per annum, up to a maximum annual base rent of approximately $4.8 million. The Lease provides for a tenant improvement allowance of approximately $10.2 million, with an additional approximately $0.5 million available at the Company’s election which if used will be amortized over the term of the lease, to be used for such tenant improvements.

The Company is required to post a customary letter of credit in the amount of approximately $1.8 million, subject to decrease on a set schedule, as a security deposit pursuant to the Lease. The Company intends to relocate its corporate headquarters to the Premises in early 2022.

The foregoing description of the Lease is qualified in its entirety by reference to the complete text of the Lease, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2021.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the letter of credit is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLID BIOSCIENCES INC.

Date: June 16, 2021	By:	/s/ Ilan Ganot
Name: Ilan Ganot
Title: Chief Executive Officer